Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Among

EMCLAIRE FINANCIAL CORP,

THE FARMERS NATIONAL BANK OF EMLENTON

And

UNITED-AMERICAN SAVINGS BANK

Dated as of December 30, 2015

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS		1
Section 1.01	Definitions	1

ARTICLE 2 THE MERGER AND RELATED MATTERS		7
Section 2.01	Effects of Merger; Surviving Entities	7
Section 2.02	Effect on Outstanding Shares of Interim Common Stock	8
Section 2.03	Closing; Effective Time	8
Section 2.04	Conversion of UA Bank Common Stock; Merger Consideration	8
Section 2.05	Dissenting Shares	8
Section 2.06	Treatment of UA Bank Options and Restricted Stock Awards	9
Section 2.07	Procedures for Exchange of UA Bank Common Stock	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF UA BANK		11
Section 3.01	Organization	11
Section 3.02	Capitalization	12
Section 3.03	Authority; No Violation	12
Section 3.04	Consents	13
Section 3.05	Financial Statements	13
Section 3.06	Taxes	15
Section 3.07	No Material Adverse Effect	15
Section 3.08	Material Contracts; Leases; Defaults	15
Section 3.09	Ownership of Property; Insurance Coverage	16
Section 3.10	Legal Proceedings	17
Section 3.11	Compliance with Applicable Law	17
Section 3.12	Employee Benefit Plans	18
Section 3.13	Brokers, Finders and Financial Advisors	20
Section 3.14	Environmental Matters	20
Section 3.15	Loan Portfolio and Investment Securities	21
Section 3.16	Other Documents	22
Section 3.17	Related Party Transactions	22
Section 3.18	Required Vote	22
Section 3.19	Registration Obligations	23
Section 3.20	Risk Management Instruments	22
Section 3.21	Fairness Opinion	23
Section 3.22	Trust Accounts	23
Section 3.23	Intellectual Property	23
Section 3.24	Labor Matters	24
Section 3.25	No Other Representations or Warranties	24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF EMCLAIRE		24
Section 4.01	Organization	24
Section 4.02	Capitalization	25
Section 4.03	Authority; No Violation	25
Section 4.04	Consolidated Financial Statements	26
Section 4.05	No Material Adverse Effect	27

i

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2015, is by and among (i) Emclaire Financial Corp, a Pennsylvania corporation (“Emclaire”), (ii) The Farmers National Bank of Emlenton (“Farmers National”), a national banking association and wholly owned subsidiary of Emclaire, and (iii) United-American Savings Bank, a Pennsylvania chartered savings bank (“UA Bank”).

RECITALS

1.          Emclaire owns all of the issued outstanding capital stock of Farmers National. In order to consummate the transactions contemplated by this Agreement, Emclaire and Farmers National will establish a new interim national bank (“Interim”) as a wholly owned subsidiary of Farmers National.

2.          The Board of Directors of Emclaire, Farmers National and UA Bank each deem it advisable and in its best interests of their respective shareholders for (i) Interim to merge with and into UA Bank, with UA Bank as the surviving institution, and in connection therewith each outstanding share of UA Bank common stock will be cancelled in exchange for the right to receive the cash payment specified herein; and (ii) immediately thereafter, UA Bank will merge with and into Farmers National, with Farmers National as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits hereto.

3.          As a condition to the willingness of Emclaire and Farmers National to enter into this Agreement, each of the directors and executive officers of UA Bank has entered into a Voting and Non-Solicitation Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of UA Bank owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements.

4.          The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

5.          In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.01         Definitions.

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.12(a) of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” has the meaning set forth in the Preamble.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Bank Merger Act” means the provisions of Section 18(c) of the Federal Deposit Insurance Act.

“Banking Code” means the Pennsylvania Banking Code of 1965.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning given to that term in Section 7.01 of this Agreement.

“Call Reports” means UA Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Certificate” means certificates evidencing shares of UA Bank Common Stock held by its shareholders.

“Closing” has the meaning given to that term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to that term in Section 2.03 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning given to that term in Section 5.12(b) of this Agreement.

“Continuing Employee” has he meaning given that term in Section 6.08 of this Agreement.

“Department” shall mean the Pennsylvania Department of Banking and Securities.

“Dissenting Shares” shall have the meaning set forth in Section 2.05.

“Dissenting Shareholder” shall have the meaning set forth in Section 2.05.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to that term in Section 2.03 of this Agreement.

“Emclaire” has the meaning set forth in the Preamble.

“Emclaire Subsidiary” means a Subsidiary of Emclaire.

“Emclaire Regulatory Agreement” has the meaning given to that term in Section 4.06(b) of this Agreement.

“Emclaire Disclosure Schedules” means the Disclosure Schedules delivered by Emclaire to UA Bank pursuant to Article 4 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Emclaire, and reasonably acceptable to UA Bank, that shall act as agent for Emclaire and Farmers National in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to that term in Section 2.07 of this Agreement.

“Excluded Shares” has the meaning given to that term in Section 2.04(a) of this Agreement.

“Farmers National” has the meaning set forth in the Preamble.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh.

“First Merger” means the merger of Interim with and into UA Bank, with UA Bank as the surviving institution.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of Cleveland.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Interim” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means those facts that are known, with respect to UA Bank, those persons set forth on UA Bank Disclosure Schedule 1.01(a), and with respect to Emclaire, those persons set forth on Emclaire Disclosure Schedule 1.01(a), and with respect to both parties includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other written notice received by that Person.

“Material Adverse Effect” means, with respect to Emclaire or UA Bank, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Emclaire and the Emclaire Subsidiaries taken as a whole, or UA Bank, respectively, or (ii) does or would materially impair the ability of Emclaire, on the one hand, or UA Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, credit availability and liquidity, (d) actions and omissions of a party hereto (or any of a party’s Subsidiaries) taken with the prior written consent of the other party, (e) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (f) any legal actions asserted or other actions initiated by any holder of shares of UA Bank Common Stock or holder of the capital stock of Emclaire arising out of or related to this Agreement, and (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; except, with respect to clauses (a), (b), (c) and (g), hereof, to the extent that UA Bank or Emclaire and its Subsidiaries, taken as a whole, as the case may be, are disproportionately adversely affected by such effect as compared to similarly situated community banks or their holding companies located in the United States.

“Material Contracts” shall have the meaning given that term in Section 3.08(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger Agreement” means the Agreement of Merger substantially in the form of Exhibit B hereto.

“Merger Consideration” has the meaning given to that term in Section 2.04(b) of this Agreement.

“Mergers” means collectively the First Merger and the Second Merger.

“Notice of Superior Proposal” has the meaning given to that term in Section 5.12(e) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency of the U.S. Department of the Treasury.

“Option Consideration” has the meaning given to that term in Section 2.06 of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which UA Bank participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBCL” means the Pennsylvania Business Corporation Law.

“Pension Plan” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to that term in Section 9.01 of this Agreement.

“Proxy Statement” has the meaning given to that term in Section 5.13 of this Agreement

“Regulatory Approvals” means the approvals of the Regulatory Authorities that are necessary in connection with the consummation of the First Merger and the Second Merger and the related transactions contemplated by this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the OCC, the FRB, the FDIC and the Department.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of UA Bank, as the surviving institution of the First Merger, with and into Farmers National, with Farmers National as the surviving entity, which Second Merger shall immediately follow the First Merger.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” has the meaning given to that term in Section 5.12(b) of this Agreement.

“Termination Date” means October 31, 2016.

“Termination Fee” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“Treasury Stock” has the meaning given to that term in Section 2.04(a) of this Agreement.

“UA Bank” has the meaning set forth in the Preamble.

“UA Bank Common Stock” means the common stock of UA Bank described in Section 3.02(a).

“UA Bank Compensation and Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“UA Bank Director Plan” means the UA Bank Directors Change in Control Severance Plan.

“UA Bank Disclosure Schedules” means the Disclosure Schedules delivered by UA Bank to Emclaire pursuant to Article 3 of this Agreement.

“UA Bank ERISA Affiliate” has the meaning given to that term in Section 3.12(c) of this Agreement.

“UA Bank ESOP” means the employee stock ownership plan maintained by UA Bank.

“UA Bank Financial Statements” means (i) the balance sheets (including related notes and schedules, if any) of UA Bank as of December 31, 2014 and 2013 and the related statements of income, comprehensive income (loss), changes in stockholders equity and cash flows (including related notes and schedules, if any) for each of the years ended December 31, 2014 and 2013 as audited and made available to shareholders of UA Bank, and (ii) the balance sheets of UA Bank (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in stockholders equity and cash flows (including related notes and schedules, if any), with respect to any year ending subsequent to December 31, 2014.

“UA Bank Options” has the meaning given to that term in Section 2.06 of this Agreement.

“UA Bank Option Plan” means the UA Bank 2011 Stock Option Plan.

“UA Bank 401(k) Plan” has the meaning given to that term in Section 6.08(e) of this Agreement.

“UA Bank Preferred Stock” shall mean each authorized share of serial preferred stock of UA Bank.

“UA Bank Recommendation” has the meaning given to that term in Section 5.13 of this Agreement.

“UA Bank Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“UA Bank Regulatory Reports” means the Call Reports of UA Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.

“UA Bank Representatives” has the meaning given to that term in Section 5.12(a) of this Agreement.

“UA Bank Restricted Stock Plan” means the 2011 Stock Bonus Plan and Trust Agreement of UA Bank.

“UA Bank Shareholders” has the meaning given to that term in Section 2.04(b) of this Agreement.

“UA Bank Shareholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“UA Bank Shareholders Meeting” has the meaning given to that term in Section 5.13(a) of this Agreement.

“UA Bank Subsequent Determination” has the meaning given to that term in Section 5.12(e) of this Agreement.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001.

“Voting Agreements” has the meaning given to that term in the Recitals.

ARTICLE 2
THE MERGER AND RELATED MATTERS

Section 2.01         Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a)          The First Merger. Interim shall merge with and into UA Bank, with UA Bank as the surviving institution in the Merger. The separate existence of Interim shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Interim shall be transferred to and assumed by UA Bank as the surviving entity in the First Merger, without further act or deed, all in accordance with the Banking Code, the Bank Merger Act and the regulations of the OCC. The Articles of Incorporation and Bylaws of UA Bank as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Interim immediately prior to the Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity. The directors of UA Bank immediately prior to the Effective Time shall submit their resignations, to be effective as of the Effective Time. The First Merger shall be carried out in accordance with the terms of this Agreement and the Merger Agreement substantially in the form of Exhibit B hereto.

(b)          The Second Merger. Immediately following the First Merger, UA Bank will merge with and into Farmers National, with Farmers National as the surviving entity. The separate existence of UA Bank shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of UA Bank shall be transferred to and assumed by Farmers National as the surviving institution in the Second Merger, without further act or deed, all in accordance with the National Bank Consolidation and Merger Act. The Articles of Association and Bylaws of Farmers National as in effect immediately prior to the effective time of the Second Merger shall be the Articles of Association and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Farmers National immediately prior to the effective time of the Second Merger shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Association and Bylaws of the surviving entity.

Section 2.02         Effect on Outstanding Shares of Interim Common Stock.

At and after the Effective Time, and as a result of the First Merger, each share of Interim common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of UA Bank Common Stock.

Section 2.03         Closing; Effective Time.

The closing (“Closing”) shall occur upon no less than two business days’ notice by Emclaire to UA Bank and no later than the close of business on the tenth business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The First Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Pennsylvania Department of State on the date of closing (the “Closing Date”), in accordance with Section 1606 of the Banking Code. The “Effective Time” means the date and time upon which the Articles of Merger are filed with the Pennsylvania Department of State, or such later date and time as may be specified in the Articles of Merger or as specified by the Department.

Section 2.04         Conversion of UA Bank Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Emclaire, Farmers National, Interim or UA Bank or the holders of any of the shares of UA Bank Common Stock, the First Merger shall be effected in accordance with the following terms:

(a)          All shares of UA Bank Common Stock held in the treasury of UA Bank (“Treasury Stock”) and each share of UA Bank Common Stock owned by Emclaire or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Excluded Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(b)          Each share of UA Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) held by the shareholders of UA Bank (“UA Bank Shareholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to $42.67 (the “Merger Consideration”).

(c)          After the Effective Time, shares of UA Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares and Dissenting Shares, shares held by UA Bank Shareholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

Section 2.05         Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, shares of UA Bank Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has perfected his right to dissent under applicable provisions of the Banking Code and the PBCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of UA Bank or the Surviving Corporation with respect to such share of UA Bank Common Stock, except those provided under applicable provisions of the Banking Code and the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of such share of UA Bank Common Stock held by him in accordance with the applicable provisions of the Banking Code and the PBCL, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of UA Bank Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, pursuant to Section 2.07. Emclaire shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. UA Bank shall not, except with the prior written consent of Emclaire, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the Banking Code and the PBCL.

Section 2.06         Treatment of UA Bank Options and Restricted Stock Awards.

(a)          Holders of all outstanding and unexercised options to acquire shares of UA Bank Common Stock (“UA Bank Options”) under the UA Bank Option Plan, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from UA Bank equal to the product of (i) the number of shares of UA Bank Common Stock subject to such UA Bank Option at the Effective Time and (ii) the amount by which $42.67 exceeds the exercise price per share of such UA Bank Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a UA Bank Option is greater than or equal to $42.67, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such UA Bank Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the UA Bank Option Plan, including all underlying award agreements, and all UA Bank Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, UA Bank shall take all actions as necessary to give effect to the provisions of this Section 2.06, including, without limitation, taking such actions as are necessary or required under Section 8.1(b) of the UA Bank Option Plan.

(b)          At the Effective Time each outstanding and unvested award previously granted under the UA Bank Restricted Stock Plan shall, in accordance with the terms of such plan, be deemed to be 100% earned and non-forfeitable (with the holder thereof paying any applicable federal and state income and employment withholding taxes), and the holder thereof shall be entitled to receive the Merger Consideration for the shares represented thereby in accordance with the terms of this Agreement.

Section 2.07 Procedures for Exchange of UA Bank Common Stock.

(a)          At least one business day prior to the Effective Time, Farmers National shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the UA Bank Shareholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”).

(b)          Emclaire shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the UA Bank Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by Emclaire prior to the Effective Time and shall be subject to the approval of UA Bank (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.07, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c)          The holder of a Certificate that prior to the Merger represented issued and outstanding UA Bank Common Stock shall have no rights, after the Effective Time, with respect to such UA Bank Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration (or to perfect his/her rights as a Dissenting Shareholder) as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.07, the record holder thereof (other than as to Excluded Shares) shall be entitled to receive, without any interest thereon, the Merger Consideration that has become payable with respect to shares of UA Bank Common Stock represented by such Certificate.

(d)          If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)          From and after the Effective Time, there shall be no transfers on the stock transfer books of UA Bank of shares of UA Bank Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of UA Bank Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (except as to Excluded Shares and Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article 2.

(f)          At any time following the twelve (12) month period after the Effective Time, Farmers National shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Farmers National (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Emclaire or Farmers National nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Farmers National, the posting by such person of a bond in such amount as Farmers National may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h)          Farmers National or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of UA Bank Common Stock such amounts as Farmers National (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Farmers National or the Exchange Agent, and represent tax liabilities of the holder of UA Bank Common Stock, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of UA Bank Common Stock in respect of whom such deduction and withholding were made by Farmers National or the Exchange Agent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF UA BANK

UA Bank represents and warrants to Emclaire that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the UA Bank Disclosure Schedules delivered to Emclaire on the date hereof, and except as to any representation or warranty which relates to a specific date. UA Bank has made a good faith effort to ensure that the disclosure on each schedule of the UA Bank Disclosure Schedules corresponds to the section reference herein. However, for purposes of the UA Bank Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01         Organization.

(a)          UA Bank is a savings bank organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Except as set forth in UA Bank Disclosure Schedule 3.01(a), UA Bank does not possess, directly or indirectly, any 10% or greater equity interest in any corporate entity, except for equity interests held in its investment portfolio, equity interests held by UA Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including its ownership of stock in the FHLB. UA Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on UA Bank. The deposits of UA Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by UA Bank.

(b)          UA Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)          The minute books of UA Bank have been made available to Emclaire and accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees) through the date of this Agreement.

(d)          Prior to the date of this Agreement, UA Bank has made available to Emclaire true and correct copies of the articles of incorporation and bylaws of UA Bank.

(e)          UA Bank has no Subsidiaries.

Section 3.02         Capitalization.

(a)          The authorized capital stock of UA Bank consists of 10,000,000 shares of common stock, par value $0.01 per share (“UA Bank Common Stock”), and 5,000,000 shares of serial preferred stock (“UA Bank Preferred Stock”). There are 309,547 shares of UA Bank Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of UA Bank Preferred Stock outstanding. There are no shares of UA Bank Common Stock held by UA Bank as treasury stock. Other than outstanding UA Bank Options, UA Bank does not have and is not bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of UA Bank Common Stock, or any other security of UA Bank, or any securities representing the right to vote, purchase or otherwise receive any shares of UA Bank Common Stock or any other security of UA Bank.

(b)          There are 29,764 shares of UA Bank Common Stock reserved for issuance under the UA Bank Option Plan (including 29,760 shares of UA Bank Common Stock that are subject to outstanding UA Bank Options). UA Bank Disclosure Schedule 3.12(j) sets forth a complete and accurate list of all outstanding UA Bank Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of UA Bank Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the UA Bank Option Plan.

Section 3.03         Authority; No Violation.

(a)          UA Bank has full corporate power and authority to execute and deliver this Agreement, and, subject to the adoption and approval of this Agreement by the holders of two-thirds of the votes entitled to be cast by holders of issued and outstanding UA Bank Common Stock at a meeting of shareholders called for that purpose (“UA Bank Shareholder Approval”) and receipt of the Regulatory Approvals and compliance with the conditions contained therein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by UA Bank and the completion by UA Bank of the transactions contemplated hereby have been duly and validly approved by the requisite vote of Board of Directors of UA Bank, and, except for the UA Bank Shareholder Approval, no other proceeding on the part of UA Bank is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UA Bank and, subject to the UA Bank Shareholder Approval and the receipt of the required Regulatory Approvals, constitutes the valid and binding obligation of UA Bank, enforceable against UA Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, the conservatorship and receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)          Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein and the UA Bank Shareholder Approval,

    (A)         the execution and delivery of this Agreement by UA Bank,

    (B)         the consummation of the transactions contemplated hereby, and

    (C)         compliance by UA Bank with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of incorporation, charters, bylaws, or any other governing documents of UA Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UA Bank or any of the properties or assets of UA Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of UA Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which UA Bank is a party, or by which it or any of its properties or assets may be bound or affected, except in the case of Section 3.03(b)(ii) or 3.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on UA Bank.

(c)          The UA Bank Shareholder Approval is the only vote of holders of any class of UA Bank’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby (other than the Second Merger).

(d)          The board of directors of UA Bank, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the First Merger and the other transactions contemplated hereby are fair to and in the best interests of UA Bank and its shareholders and declared the First Merger to be advisable, and (ii) recommended that the shareholders of UA Bank approve this Agreement and directed that such matter be submitted for consideration by the UA Bank Shareholders at the UA Bank Shareholders Meeting to the extent required.

Section 3.04         Consents.

Except as set forth in UA Bank Disclosure Schedule 3.04 and for (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, and such other filings as may be required for the First Merger and (c) the receipt of the UA Bank Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by UA Bank, and (y) the completion of the First Merger by UA Bank or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would have not a Material Adverse Effect on UA Bank. As of the date hereof, to the Knowledge of UA Bank, no fact or circumstance exists, including any possible other transaction pending or under consideration by UA Bank or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the OCC, the FDIC and the Department or (ii) any other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties hereto.

Section 3.05         Financial Statements.

(a)          The UA Bank Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of UA Bank as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of UA Bank for the respective periods set forth therein. The UA Bank Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (C) will fairly present in all material respects the financial condition of UA Bank as of the respective dates set forth therein and the results of operations shareholders’ equity and cash flows of UA Bank for the respective periods set forth therein. The UA Bank Call Reports with respect to periods ending after December 31, 2012 and through the date of this Agreement have been prepared and filed in conformity with the requirements of applicable Regulatory Authorities and were correct and complete in all material respects when filed (or when filed as amended, if applicable). The UA Bank Call Reports to be prepared for periods ending after the date of this Agreement and filed prior to the Closing will be prepared and filed in conformity with the requirements of applicable Regulatory Authorities and will be correct and complete in all material respects when filed.

(b)          The books and records of UA Bank have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c)          UA Bank has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2012 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  All such documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of all applicable laws.

(d)          The records, systems, controls, data and information of UA Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  UA Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of UA Bank are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the UA Bank Financial Statements by UA Bank’s certified public accountants.

(e)          UA Bank has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f)          Since December 31, 2014, (i) neither UA Bank nor, to its Knowledge, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(g)          Since December 31, 2014, UA Bank has not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on, a balance sheet prepared in accordance with GAAP.

Section 3.06         Taxes.

UA Bank has filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of UA Bank, being accurate and correct in all material respects) and has paid or made provisions for the payment of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the date hereof other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, UA Bank has not received written notice of, and to Knowledge of UA Bank there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of UA Bank, and no written claim has been made by any authority in a jurisdiction where UA Bank does not file tax returns that UA Bank is subject to taxation in that jurisdiction. UA Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. UA Bank has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and UA Bank has complied with all material applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2014, through and including the date of this Agreement, UA Bank has not made any material election for federal or state income tax purposes.

Section 3.07         No Material Adverse Effect.

UA Bank has not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on UA Bank.

Section 3.08         Material Contracts; Leases; Defaults.

(a)          Except as set forth in UA Bank Disclosure Schedule 3.08(a), UA Bank is not a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by UA Bank; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which UA Bank is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Emclaire or any Emclaire Subsidiary; (iii) any other agreement, written or oral, that obligates UA Bank for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by UA Bank (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)          Each real estate lease that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of any such lease is listed in UA Bank Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, UA Bank is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)          True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Emclaire on or before the date hereof, and are in full force and effect on the date hereof and UA Bank (and, to the Knowledge of UA Bank, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, and is not in default in any respect under any term of, any Material Contract. Except as listed on UA Bank Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)          Except as set forth in UA Bank Disclosure Schedule 3.08(d), since December 31, 2014, through and including the date of this Agreement, UA Bank has not (i) made any material change in the credit policies or procedures of UA Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of UA Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

Section 3.09         Ownership of Property; Insurance Coverage.

(a)          UA Bank has good and, as to real property, marketable title to all material assets and properties owned by UA Bank in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the UA Bank Regulatory Reports and in the UA Bank Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB or inter-bank credit facilities, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the UA Bank Financial Statements.

(b)          With respect to all material agreements pursuant to which UA Bank has purchased securities subject to an agreement to resell, if any, UA Bank has a lien or security interest (which to UA Bank’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)          UA Bank currently maintains insurance considered by it to be reasonable in all material respects for its operations. UA Bank has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There is presently no material claim pending under such policies of insurance and no notice has been given by UA Bank under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years UA Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claim submitted under any of its insurance policies. UA Bank Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by UA Bank as well as the other matters required to be disclosed under this Section.

Section 3.10         Legal Proceedings.

Except as set forth in UA Bank Disclosure Schedule 3.10, UA Bank is not a party to any, and there is no pending or, to the Knowledge of UA Bank, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against UA Bank, (ii) to which UA Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of UA Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on UA Bank.

Section 3.11         Compliance with Applicable Law.

(a)          To UA Bank’s Knowledge, UA Bank is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and, except as described in UA Bank Disclosure Schedule 3.11(a), UA Bank has not received any written notice to the contrary. The Board of Directors of UA Bank has adopted and UA Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b)          UA Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UA Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of UA Bank, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)          There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of UA Bank. For the period beginning January 1, 2012, UA Bank has not received any written notification or, to UA Bank’s Knowledge, any other communication from any Regulatory Authority (i) asserting that UA Bank is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to UA Bank; (iii) requiring, or threatening to require, UA Bank, or indicating that UA Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of UA Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of UA Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “UA Bank Regulatory Agreement”). UA Bank has not consented to or entered into any UA Bank Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to UA Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12         Employee Benefit Plans.

(a)          UA Bank Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by UA Bank in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “UA Bank Compensation and Benefit Plans”). UA Bank has no commitment to create any additional UA Bank Compensation and Benefit Plan or, except as may be required by the terms of this Agreement, to materially modify, change or renew any existing UA Bank Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. UA Bank has made available to Emclaire true and correct copies of the UA Bank Compensation and Benefit Plans.

(b)          Each UA Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and all regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA and HIPAA and each other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each UA Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS, and UA Bank is not aware of any circumstance which is reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of UA Bank, threatened action, suit or claim relating to any of the UA Bank Compensation and Benefit Plans (other than routine claims for benefits). UA Bank has not engaged in a transaction, or omitted to take any action, with respect to any UA Bank Compensation and Benefit Plan that would reasonably be expected to subject UA Bank to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)          Neither UA Bank nor any entity which is considered one employer with UA Bank under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “UA Bank ERISA Affiliate”) currently maintains or has ever maintained a UA Bank Compensation and Benefit Plan which is subject to Title IV of ERISA (“UA Bank Pension Plan”). Neither UA Bank nor any UA Bank ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d)          All material contributions required to be made under the terms of any UA Bank Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on UA Bank’s consolidated financial statements to the extent required by GAAP. UA Bank has expensed and accrued as a liability the present value of material future benefits under each applicable UA Bank Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e)          UA Bank has no obligation to provide retiree health, life insurance, or disability insurance, or any retiree death benefit under any UA Bank Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by UA Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f)          UA Bank does not maintain any UA Bank Compensation and Benefit Plan covering employees who are not United States residents.

(g)          With respect to each UA Bank Compensation and Benefit Plan, if applicable, UA Bank has provided or made available to Emclaire copies of the: (i) trust instruments and insurance contracts; (ii) three most recent IRS Forms 5500; (iii) three most recent actuarial reports and financial statements; (iv) most recent summary plan description; (v) most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h)          Except as provided in UA Bank Disclosure Schedule 3.12(h), the consummation of the Mergers will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any UA Bank Compensation and Benefit Plan, (iii) result in any material increase in benefits payable under any UA Bank Compensation and Benefit Plan, or (iv) entitle any current or former employee, director or independent contractor of UA Bank to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i)          All deferred compensation plans, programs or arrangements, within the meaning of Section 409A of the Code, have (i) been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder. All UA Bank Options were granted at no less than “fair market value” for purposes of Section 409A of the Code.

(j)          Except as set forth on UA Bank Disclosure Schedule 3.12(j), there are no warrants, stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the UA Bank Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof.

(k)          UA Bank Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of UA Bank, their title and rate of salary, and their date of hire.

(l)          Since December 31, 2014, through and including the date of this Agreement, except as disclosed in the UA Bank Disclosure Schedule 3.12(l), UA Bank has not, except for (i) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to Emclaire), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on UA Bank Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

(m)          UA Bank Disclosure Schedule 3.12(m) sets forth the current base salary and 2014 and 2013 bonus amounts for each of the individuals listed on UA Bank Disclosure Schedule 3.12(m) who are parties to the change in control agreements set forth in UA Bank Disclosure Schedule 3.12(a). UA Bank Disclosure Schedule 3.12(m) also describes and quantifies in reasonable detail, for each person who has a change in control agreement and for each participant in the UA Bank Director Plan, the aggregate dollar value of each amount that would be paid or payable to such person under such agreement or plan in the event of a change in control or termination of service in connection with or following a change in control (assuming a termination of service and a change in control date of June 30, 2016), as well as the aggregate dollar value of any other benefit with respect to such person that would be accelerated, enhanced or paid in connection with a change in control or termination in connection with a change in control, and in each case, the basis for such determination.

Section 3.13         Brokers, Finders and Financial Advisors.

Neither UA Bank nor any of its employees or agents has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) by UA Bank and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Raymond James, setting forth the fees payable to it for its services rendered to UA Bank in connection with the Mergers and transactions contemplated by this Agreement, is attached to UA Bank Disclosure Schedule 3.13.

Section 3.14         Environmental Matters.

With respect to UA Bank:

(a)          To the Knowledge of UA Bank, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that has imposed a material liability (including a material remediation obligation) upon UA Bank. To the Knowledge of UA Bank, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to UA Bank by reason of any Environmental Laws. During the past five years, UA Bank has not received any written notice from any Person or Governmental Entity that UA Bank or the operation or condition of any property ever owned or operated (including Participation Facilities), by it is currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon UA Bank;

(b)          There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of UA Bank threatened, before any court, governmental agency or other forum against UA Bank (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by UA Bank (including Participation Facilities and Other Real Estate Owned); and

(c)          To the Knowledge of UA Bank, (i) there are no underground storage tanks on, in or under any property owned or operated by UA Bank (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tank has been closed or removed from any property owned or operated by UA Bank (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15         Loan Portfolio and Investment Securities.

(a)          The allowance for loan losses reflected in UA Bank’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after December 31, 2014 was or will be, adequate in all material respects, as of the date thereof, under GAAP.

(b)          UA Bank Disclosure Schedule 3.15(b) sets forth a listing, as of September 30, 2015, by account, of: (i) all loans (including loan participations) of UA Bank that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of UA Bank which have been terminated by UA Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified UA Bank during three years preceding the date of this Agreement, or has asserted against UA Bank, in each case in writing, any “lender liability” or similar claim,; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by UA Bank, or any applicable Regulatory Authority, (D) to the Knowledge of UA Bank, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where a specific reserve allocation exists in connection therewith or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (v) all assets classified by UA Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)          Except for any individual loans with a principal outstanding balance of less than $25,000, all loans receivable (including discounts) and accrued interest entered on the books of UA Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of UA Bank’s business, and, to the extent secured, have been secured by valid liens and security interests by UA Bank. Except for individual loans with a principal outstanding balance of less than $25,000 or except as shown on UA Bank Disclosure Schedule 3.15(c), UA Bank has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of UA Bank are subject to any defense, set-off or counterclaim (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)          UA Bank has good and marketable title to all securities owned by it, free and clear of all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of UA Bank. Such securities are valued on the books of UA Bank in accordance with GAAP in all material respects. UA Bank employs investment, securities, risk management and other policies, practices and procedures which UA Bank believes are prudent and reasonable.

Section 3.16          Other Documents.

UA Bank has made available to Emclaire copies of (i) its annual reports to shareholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2015, 2014 and 2013.

Section 3.17         Related Party Transactions.

Except as set forth in UA Bank Disclosure Schedule 3.17, UA Bank is not a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of UA Bank. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No such loan or credit accommodation to any such entity is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. UA Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by UA Bank is inappropriate.

Section 3.18          Required Vote.

The affirmative vote of a two-thirds of the votes entitled to be cast at a meeting of the holders of UA Bank Common Stock is required to approve this Agreement and the First Merger under UA Bank’s articles of incorporation and the Banking Code.

Section 3.19         Registration Obligations.

UA Bank is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.20         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for UA Bank’s own account or its customers (all of which are set forth in UA Bank Disclosure Schedule 3.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of UA Bank, with counterparties believed to be financially responsible at the time; and to UA Bank’s Knowledge, each of them constitutes the valid and legally binding obligation of UA Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither UA Bank nor, to the Knowledge of UA Bank, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.21         Fairness Opinion.

UA Bank has received a written opinion from Raymond James to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of UA Bank pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22         Trust Accounts.

UA Bank has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither UA Bank nor, to the Knowledge of UA Bank, any of its directors, officers or employees, committed any breach of trust with respect to any such fiduciary account.

Section 3.23         Intellectual Property.

UA Bank owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of its business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of UA Bank’s business, and UA Bank has not received any notice of conflict with respect thereto that asserts the rights of others. UA Bank has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of UA Bank, the conduct of the business of UA Bank as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.24         Labor Matters.

There is no labor or collective bargaining agreement to which UA Bank is a party. To the Knowledge of UA Bank, there is no union organizing effort pending or, to the Knowledge of UA Bank, threatened against UA Bank. Since December 31, 2014, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of UA Bank, threatened against UA Bank. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of UA Bank, threatened against UA Bank (other than routine employee grievances that are not related to union employees). UA Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.25         No Other Representations or Warranties.

Except as and to the limited extent expressly set forth in this Article 3, none of UA Bank, or any of its representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to UA Bank or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EMCLAIRE

Emclaire represents and warrants to UA Bank that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the Emclaire Disclosure Schedules delivered by Emclaire to UA Bank on the date hereof. Emclaire has made a good faith effort to ensure that the disclosure on each schedule of the Emclaire Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Emclaire Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01         Organization.

(a)          Emclaire is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA, and has elected to be designated a financial holding company. Emclaire has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Emclaire.

(b)          Farmers National is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. The deposits of Farmers National are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Farmers National is a member in good standing of the FRB and FHLB and owns the requisite amount of FRB stock and FHLB stock.

(c)          Interim will be at the Effective Time an interim national banking association under the laws of the United States. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Merger Agreement referred to in Section 2.01(a), and Interim will have no material obligations or liabilities other than its obligations hereunder and thereunder.

(d)          Prior to the date of this Agreement, Emclaire has made available to UA Bank true and correct copies of the articles of incorporation, articles of association and bylaws of Emclaire and Farmers National.

Section 4.02         Capitalization.

(a)          Emclaire owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Farmers National, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Farmers National neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Farmers National or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Farmers National.

(b)          Farmers National will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Interim, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests will be duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. Interim will not at any time be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement and the transactions contemplated hereby) of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Interim or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Interim.

Section 4.03         Authority; No Violation.

(a)          Each of Emclaire and Farmers National has full corporate power and authority to execute and deliver this Agreement, and subject to receipt of Regulatory Approvals and UA Bank Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Emclaire and Farmers National and the completion by Emclaire and Farmers National of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of Emclaire and Farmers National and by Emclaire as the sole shareholder of Farmers National, and, no other proceeding on the part of Emclaire or Farmers National is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Emclaire and Farmers National and, subject to the UA Bank Shareholder Approval and the receipt of Regulatory Approvals, constitutes the valid and binding obligation of Emclaire and Farmers National, enforceable against Emclaire and Farmers National in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Farmers National, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of Emclaire is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Emclaire as the sole shareholder of Interim (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Interim necessary to approve the First Merger.

(b)          Prior to the Effective Time, Interim will have full corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. Prior to the Effective Time, the execution and delivery of the Merger Agreement by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by Farmers Bank as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated. The Merger Agreement, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

(c)          Subject to the receipt of the Regulatory Approvals and the compliance with all conditions contained therein,

(A)  the execution and delivery of this Agreement by Emclaire and Farmers National and of the Merger Agreement by Interim,

(B)  the consummation of the transactions contemplated hereby and thereby, and

(C)  compliance by Emclaire, Farmers National and Interim with all of the terms or provisions hereof and thereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of incorporation, articles of association, charters or bylaws, or any other governing document, of any of Emclaire or any Emclaire Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Emclaire or any Emclaire Subsidiary, including but not limited to Interim, or any of the properties or assets of Emclaire or any Emclaire Subsidiary; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Emclaire or any Emclaire Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Emclaire or any Emclaire Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 4.03(b)(ii) and 4.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Emclaire.

Section 4.04         Consolidated Financial Statements.

(a)          The Emclaire Consolidated Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of Emclaire as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Emclaire for the respective periods set forth therein.

(b)          The books and records of Emclaire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c)          Emclaire has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of Emclaire and its Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Emclaire Consolidated Financial Statements by Emclaire’s certified public accountants.

(d)          Emclaire has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)          Since December 31, 2014, (i) neither Emclaire nor, to its Knowledge, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f)          Since December 31, 2014, Emclaire has not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on, a balance sheet prepared in accordance with GAAP.

Section 4.05         No Material Adverse Effect.

Emclaire has not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Emclaire.

Section 4.06         Consents.

Except for (a) filings with the Regulatory Authorities set forth on Emclaire Disclosure Schedule 4.06, the receipt of the Regulatory Approvals, and compliance with all conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, and such other filings as may be required for the First Merger, and (c) the receipt of the UA Bank Shareholder Approval, no consent, waiver or approval of, or filing or registration with, any other third party is necessary, in connection with (x) the execution and delivery of this Agreement by Emclaire and Farmers National, and (y) the completion of the First Merger by Emclaire and Interim, or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on Emclaire. As of the date hereof, to the Knowledge of Emclaire, no fact or circumstance exists, including any possible other transaction pending or under consideration by Emclaire or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filing with or approval or waiver required from the FRB, the OCC, the FDIC and the Department or (ii) other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties.

Section 4.07         Availability of Funds.

Farmers National now has and will have available to it at the Effective Time, sufficient funds to pay the aggregate Merger Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.08         Compliance with Applicable Law.

(a)          To Emclaire’s Knowledge, each of Emclaire and each Emclaire Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Emclaire nor any Emclaire Subsidiary has received any written notice to the contrary. The Board of Directors of Farmers National has adopted and Farmers National has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b)          For the period beginning January 1, 2013, neither Emclaire nor any Emclaire Subsidiary has received any written notification or, to Emclaire’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Emclaire or any Emclaire Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Emclaire or any Emclaire Subsidiary; (iii) requiring, or threatening to require, Emclaire or any Emclaire Subsidiary, or indicating that Emclaire or any Emclaire Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Emclaire or any Emclaire Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Emclaire or any Emclaire Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Emclaire Regulatory Agreement”). Neither Emclaire nor any Emclaire Subsidiary has consented to or entered into any Emclaire Regulatory Agreement that is currently in effect or that was in effect since December 31, 2013. The most recent regulatory rating given to Farmers National as to compliance with the CRA is satisfactory or better.

Section 4.09         Legal Proceedings.

Neither Emclaire nor any Emclaire Subsidiary is a party to any, and there is no pending or, to the Knowledge of Emclaire, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against Emclaire or any Emclaire Subsidiary, (ii) to which Emclaire or any of Emclaire Subsidiary’s assets is or may be subject, or (iii) which could adversely affect the ability of Emclaire to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Emclaire.

Section 4.10         No Other Representations or Warranties; Access to Information.

Except as expressly set forth in this Agreement, none of Emclaire, any Emclaire Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Emclaire or any Emclaire Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.11         Pro Forma Capitalization.

Upon consummation of the transactions contemplated hereby, Farmers National will be deemed “well capitalized” under the regulations of the OCC.

ARTICLE 5
COVENANTS OF UA BANK

Section 5.01         Conduct of Business.

(a)          Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Emclaire, which consent will not be unreasonably withheld, conditioned or delayed, UA Bank will: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)          Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, UA Bank agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or as set forth in UA Bank Disclosure Schedule 5.01(b), or as consented to by Emclaire in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not:

(i)          change or waive any provision of its Articles of Incorporation, or Bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or bylaws);

(ii)         change the number of authorized or issued shares of its capital stock, issue shares of UA Bank Common Stock, including shares that are held as “treasury shares” as of the date of this Agreement (other than upon the exercise of any UA Bank Options outstanding as of the date of this Agreement), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than the previously declared cash dividend on the UA Bank Common Stock for calendar year 2015 in the amount of $0.33 per share), or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;

(iii)        enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(iv)         make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v)          except as set forth on UA Bank Disclosure Schedule 5.01(b)(v), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required by law or pursuant to commitments existing on the date hereof under the UA Bank Compensation and Benefits Plans set forth on UA Bank Disclosure Schedule 3.12(a). UA Bank shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $35,000, except that UA Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi)         enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance (excluding the renewal of UA Bank’s health insurance policy in the normal course) or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii)        merge or consolidate UA Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of UA Bank; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between UA Bank and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii)      sell or otherwise dispose of the capital stock of UA Bank or sell or otherwise dispose of any material asset of UA Bank other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any material asset of UA Bank to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix)         materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating UA Bank;

(x)          except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which UA Bank is a party, other than in the ordinary course of business, consistent with past practice;

(xi)         purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency with final maturities of less than one (1) year;

(xii)        except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the UA Bank Disclosure Schedule 5.01(b)(xii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $200,000 for a commercial loan, or in excess of $417,000 for a non-conforming residential loan. In addition, the prior approval of Emclaire is required with respect to the following: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with UA Bank, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 with respect to a non-conforming residential mortgage loan or $150,000 with respect to a home equity line of credit, in either case to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; (iii) any new unsecured loan in excess of $25,000; and (iv) any new loan or loan commitment to any director or executive officer (it being understood and agreed that Emclaire will use its reasonable best efforts to respond within five business days to a request by UA Bank for Emclaire’s written consent to extend credit in amounts exceeding the thresholds described herein);

(xiii)       enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

(xiv)      enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)       make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi)      except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any UA Bank Compensation and Benefit Plan;

(xvii)     make any capital expenditure in excess of $5,000 individually or $15,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(xviii)    purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(xix)       undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by UA Bank of more than $5,000 annually, or containing any financial commitment in excess of $15,000 in the aggregate and extending beyond 24 months from the date hereof;

(xx)        except with respect to foreclosures or other collection actions (which are set forth in UA Bank Disclosure Schedule 5.02(b)(xx)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, it being understood and agreed that Emclaire will use its reasonable best efforts to respond within five business days to a request by UA Bank for Emclaire’s written consent to pay, discharge, settle or compromise a claim in amounts exceeding the thresholds described herein;

(xxi)       foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern it being understood that non-owner occupied one- to four-family residential properties shall not be treated as commercial properties for purposes of this subparagraph;

(xxii)      purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiii)     sell any participation interest in any loan other than in the ordinary course of business consistent with past practice or sell Other Real Estate Owned (other than sales that generate a net book loss of not more than $10,000 for any particular property) it being understood and agreed that Emclaire will use its reasonable best efforts to respond within five business days to a request by UA Bank for Emclaire’s written consent to sell Other Real Estate Owned for a loss exceeding the threshold described herein;

(xxiv)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Emclaire and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Emclaire (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Emclaire (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby;

(xxv)     take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of UA Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied; or

(xxvi)    agree to do any of the foregoing.

Section 5.02      Current Information.

(a)          During the period from the date of this Agreement to the Effective Time, UA Bank will cause one or more of its representatives (as designated by UA Bank’s chief executive officer from time to time) to confer with representatives of Emclaire and report the general status of its ongoing operations at such times as Emclaire may reasonably request. UA Bank will promptly notify Emclaire of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving UA Bank.

(b)          UA Bank and Emclaire shall meet on a regular basis to discuss and plan for the conversion of UA Bank’s data processing and related electronic informational systems to those used by Farmers National, which planning shall include, but not be limited to, discussion of the possible termination by UA Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by UA Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that UA Bank shall not be obligated to take any such action prior to the Effective Time and, unless UA Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that UA Bank takes, at the request of Emclaire, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Emclaire shall indemnify UA Bank for all such fees and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by UA Bank.

(c)          On a monthly basis, UA Bank shall provide Emclaire a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, UA Bank shall provide Emclaire with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d)          To the extent permitted by law, UA Bank shall promptly inform Emclaire upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of UA Bank or any UA Bank Subsidiary under any labor or employment law.

Section 5.03      Access to Properties and Records.

(a)          Subject to Section 11.01 hereof, UA Bank shall permit Emclaire reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to Emclaire during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter UA Bank reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and all other business activities or prospects in which Emclaire may have a reasonable interest; provided, however, that UA Bank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate applicable law or violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. UA Bank shall provide and shall request its auditors to provide Emclaire (subject to Emclaire entering into a hold harmless letter with such auditors in a form acceptable to such auditors) with such historical financial information regarding it (and related audit reports and consents) as Emclaire may reasonably request. Emclaire shall use commercially reasonable efforts to minimize any interference with UA Bank’s regular business operations during any such access to UA Bank’s property, books and records.

(b)          Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall Emclaire have access to any information that, based on advice of UA Bank’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of UA Bank with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Emclaire, UA Bank has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of UA Bank or such Person or Persons as may be designated by UA Bank. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04      Financial and Other Statements.

(a)          Promptly upon receipt thereof, UA Bank will furnish to Emclaire copies of each annual, interim or special audit of the books of UA Bank made by its independent auditors and copies of all internal control reports submitted to UA Bank by such auditors in connection with each annual, interim or special audit of the books of UA Bank made by such auditors.

(b)          UA Bank will furnish to Emclaire copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the Department, or any other Regulatory Authority, except as legally prohibited thereby. Within 28 days after the end of each month, UA Bank will deliver to Emclaire a list and description of loans originated by UA Bank since the prior month end.

(c)          UA Bank will advise Emclaire promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of UA Bank except as legally prohibited thereby.

(d)          With reasonable promptness, UA Bank will furnish to Emclaire such additional financial data that UA Bank possesses and as Emclaire may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05      Maintenance of Insurance.

UA Bank shall use all commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06      Disclosure Supplements.

From time to time prior to the Effective Time, UA Bank will promptly supplement or amend the UA Bank Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such UA Bank Disclosure Schedules or which is necessary to correct any information in such UA Bank Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to such UA Bank Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. Emclaire agrees that UA Bank will be deemed to have complied with Section 5.06 so long as all matters that are required pursuant to the first sentence of this Section 5.06 to be included in a supplement or amendment of the UA Bank Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.02(a) to be satisfied.

Section 5.07      Consents and Approvals of Third Parties.

UA Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08      All Reasonable Efforts.

Subject to the terms and conditions herein provided, UA Bank agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09      Failure to Fulfill Conditions.

In the event that UA Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Emclaire.

Section 5.10      Shareholder Litigation.

UA Bank shall give Emclaire prompt notice of any shareholder litigation against UA Bank and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Emclaire the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Emclaire’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.11      Reserved.

Section 5.12      No Solicitation.

(a)          UA Bank shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “UA Bank Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Emclaire) any information or data with respect to UA Bank or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which UA Bank is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; provided, however, that nothing herein shall prevent the UA Bank Board of Directors from complying with any applicable requirements under federal or state law. Any violation of the foregoing restrictions by UA Bank or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of UA Bank or otherwise, shall be deemed to be a breach of this Agreement by UA Bank. UA Bank shall, and shall cause each of UA Bank Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Emclaire), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving UA Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of UA Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of UA Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of UA Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of UA Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)          Notwithstanding Section 5.12(a), UA Bank may take any of the actions described in clause (ii) or (iv) of Section 5.12(a) only if, (i) UA Bank has received a bona fide unsolicited written Acquisition Proposal, prior to the UA Bank Shareholders Meeting, that did not result from a breach of this Section 5.12; (ii) the UA Bank Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) UA Bank has provided Emclaire with at least two (2) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to UA Bank or otherwise relating to an Acquisition Proposal, UA Bank receives from such Person a confidentiality agreement with terms no less favorable to UA Bank than those contained in the letter agreement, dated October 14, 2015, between Raymond James, for itself and as a representative on behalf of UA Bank, and Emclaire (the “Confidentiality Agreement”). UA Bank shall promptly provide to Emclaire any non-public information regarding UA Bank provided to any other Person that was not previously provided to Emclaire, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the UA Bank Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of UA Bank Common Stock or all, or substantially all, of the assets of UA Bank; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of UA Bank Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the UA Bank Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approval or other risk associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the UA Bank Shareholders than the First Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)          UA Bank shall promptly (and in any event within twenty-four (24) hours) notify Emclaire in writing if any proposal or offer is received by, any information is requested from, or any negotiation or discussion is sought to be initiated or continued with, UA Bank or any UA Bank Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). UA Bank agrees that it shall keep Emclaire informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request).

(d)          Subject to Section 5.12(e), neither the UA Bank Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Emclaire in connection with the transactions contemplated by this Agreement (including the First Merger), the UA Bank Recommendation (as defined in Section 5.13), or make any statement, filing or release, in connection with UA Bank Shareholders Meeting or otherwise, inconsistent with the UA Bank Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the UA Bank Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause UA Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.12(b)) or (B) requiring UA Bank to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)          Notwithstanding Section 5.12(d), prior to the date of UA Bank Shareholders Meeting, the UA Bank Board may approve or recommend to the shareholders of UA Bank a Superior Proposal and withdraw, qualify or modify the UA Bank Recommendation in connection therewith (a “UA Bank Subsequent Determination”) after the second (2nd) Business Day following Emclaire’s receipt of a notice (the “Notice of Superior Proposal”) from UA Bank advising Emclaire that the UA Bank Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.12) constitutes a Superior Proposal (it being understood that UA Bank shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that UA Bank proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the UA Bank Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to UA Bank’s shareholders under applicable law, and (ii) at the end of such two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Emclaire since its receipt of such Notice of Superior Proposal (provided, however, that Emclaire shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), UA Bank Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.12(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f)          Nothing contained in this Section 5.12 shall prohibit UA Bank or the UA Bank Board of Directors from complying with UA Bank’s obligations required under Rules 14d-9 (as if such rule were applicable to UA Bank) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in UA Bank Recommendation unless UA Bank Board reaffirms UA Bank Recommendation in such disclosure.

Section 5.13.          Shareholders’ Meeting.

UA Bank will submit to its shareholders this Agreement and all other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, UA Bank will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a special meeting of its shareholders (the “UA Bank Shareholders Meeting”) as promptly as practicable following execution of this Agreement for the sole purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. UA Bank shall use its reasonable best efforts to disseminate the Proxy Statement in connection with the UA Bank Shareholders Meeting within 60 days from the date hereof. UA Bank agrees that its obligations pursuant to this Section 5.13 shall not be affected by the commencement, public proposal, public disclosure or communication to UA Bank of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.12(e), UA Bank shall, (i) through UA Bank’s Board of Directors, recommend to its shareholders approval and adoption of this Agreement (the “UA Bank Recommendation”), (ii) include such recommendation in the proxy statement for such UA Bank Shareholders Meeting and (iii) use commercially reasonable efforts to obtain from the UA Bank Shareholders a vote approving and adopting this Agreement. For the purposes of holding the UA Bank Shareholders Meeting, UA Bank shall draft and prepare a proxy statement satisfying all applicable requirements of applicable laws (the “Proxy Statement”). UA Bank shall provide Emclaire with appropriate opportunity to review and comment on its Proxy Statement, and shall incorporate all appropriate comments thereto.

ARTICLE 6
COVENANTS OF EMCLAIRE

Section 6.01         Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of UA Bank, which consent will not be unreasonably withheld, Emclaire will, and it will cause each Emclaire Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

Section 6.02         Current Information.

During the period from the date of this Agreement to the Effective Time, Emclaire will cause one or more of its representatives to confer with representatives of UA Bank and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as UA Bank may reasonably request. Emclaire will promptly notify UA Bank, to the extent permitted by applicable law, of all governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Emclaire and any Emclaire Subsidiary.

Section 6.03         Financial and Other Statements.

Emclaire will furnish to UA Bank copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04         Disclosure Supplements.

From time to time prior to the Effective Time, Emclaire will promptly supplement or amend the Emclaire Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Emclaire Disclosure Schedules or which is necessary to correct any information in such Emclaire Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Emclaire Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII. UA Bank agrees that Emclaire will be deemed to have complied with Section 6.04 so long as all matters that are required pursuant to the first sentence of this Section 6.04 to be included in a supplement or amendment of the Emclaire Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.03(a) to be satisfied.

Section 6.05         Consents and Approvals of Third Parties.

Emclaire shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. In furtherance thereof, provided that Emclaire receives all information requested in writing from UA Bank concerning UA Bank and each UA Bank Subsidiary, Emclaire shall use its reasonable best efforts to file all applications required to obtain each Regulatory Approval within 45 days from the date hereof.

Section 6.06         Best Efforts.

Subject to the terms and conditions herein provided, Emclaire agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07         Failure to Fulfill Conditions.

In the event that Emclaire determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify UA Bank.

Section 6.08         Employee and Director Benefits.

(a)          Prior to the Effective Time, Emclaire shall take all reasonable action so that employees of UA Bank who become employees of Emclaire or an Emclaire Subsidiary (“Continuing Employees”) shall be eligible to participate, effective as soon as each Emclaire employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of Emclaire’s employee benefit plans in which similarly situated employees of Emclaire or an Emclaire Subsidiary participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, Emclaire may instead provide such employees with participation in the employee benefit plans of UA Bank in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee that are substantially similar in the aggregate to the benefits provided to similarly-situated employees of Emclaire and its Subsidiaries (it being understood that inclusion of Continuing Employees in Emclaire’s employee benefit plans may occur at different times with respect to different plans). This Agreement shall not be construed to limit the ability of Emclaire or any Emclaire Subsidiary to terminate the employment of any employee or to amend or terminate any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.

(b)          With respect to each Emclaire employee benefit plan for which length of service is taken into account for any purpose, service with UA Bank (or predecessor employers to the extent UA Bank provides past service credit) shall be treated as service with Emclaire and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Emclaire employee benefit plan. In the event of a termination or consolidation of any group medical plan sponsored by UA Bank, at or following the Effective Time, any employee of UA Bank that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by Emclaire at the expense of such terminated employees and qualified beneficiaries, except as otherwise provided.

(c)          Each employee of UA Bank immediately prior to the Effective Time (other than any employee who is party to an employment agreement, severance agreement or change in control agreement or covered by any other severance plan) and whose employment is terminated as of the Effective Time or whose employment continues with Emclaire or any Emclaire Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause,” during the one-year period following the Effective Time shall be entitled to receive a lump sum severance payment from Emclaire equal in amount to two weeks’ base pay (with such amount to be calculated based upon such employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination) for each full year such employee was employed by UA Bank, provided such terminated employee had at least one year of credited service and subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against Emclaire and the Emclaire Subsidiaries. For purposes of this Section 6.08(c), “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire. UA Bank shall take all necessary action to cause its Employee Change in Control Severance Plan to be terminated effective no later than the day immediately prior to the Effective Time. UA Bank shall provide Emclaire and its counsel with a draft of each resolution, employee communication or other document relating to the termination of the UA Bank Employee Change in Control Severance Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Emclaire’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, UA Bank shall provide Emclaire with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)          UA Bank shall take all actions necessary to terminate the UA Bank ESOP, effective no later than the day immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the UA Bank ESOP as of the Effective Time shall become fully vested upon termination of the UA Bank ESOP. The Merger Consideration received with respect to the unallocated UA Bank Common Stock held by the UA Bank ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loan to the ESOP. Following the Effective Time, any remaining cash held in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated in accordance with the terms of the UA Bank ESOP. As soon as practicable after the date hereof, counsel for Emclaire shall prepare and UA Bank shall file or cause to be filed all necessary documents to be filed with the IRS for a determination letter for termination of the UA Bank ESOP, effective immediately prior to the Effective Time, and UA Bank shall file or cause to be filed such documents with the IRS following review by it and its counsel. The parties shall use their respective reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the UA Bank ESOP upon its termination, the account balances in the UA Bank ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the UA Bank ESOP in the ordinary course for reasons other than the termination of such plan. Emclaire agrees to permit Continuing Employees to rollover their account balances in the UA Bank ESOP to Emclaire’s 401(k) Plan provided they are still employed by Emclaire or an Emclaire Subsidiary at the time of such rollover. UA Bank shall, or shall direct the fiduciaries of the UA Bank ESOP to (to the extent permitted by law), provide Emclaire and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the UA Bank ESOP or the voting of shares of UA Bank Common Stock in the UA Bank ESOP at the UA Bank shareholder meeting held in accordance with Section 5.13 above at least five business days before such document is adopted, filed or distributed, and no such document shall be adopted, filed or distributed without Emclaire’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, UA Bank shall provide Emclaire with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, UA Bank shall continue to accrue and make contributions to the ESOP trust from the date of this Agreement through the termination date of the UA Bank ESOP in an amount not to exceed the aggregate dollar amount of the monthly loan payments which become due in the ordinary course on the outstanding loan to the ESOP prior to the termination of the ESOP.

(e)          UA Bank shall take all necessary action to cause its 401(k) and Profit Sharing Plan (the “UA Bank 401(k) Plan”) to be terminated effective no later than the day immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the UA Bank 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the UA Bank 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in Emclaire’s 401(k) Plan and who remains employed by Emclaire or any Emclaire Subsidiary at the time his or her account balance in the UA Bank 401(k) Plan is distributed may elect to have such account balance rolled over into Emclaire’s 401(k) Plan. UA Bank shall, or shall direct the fiduciaries of the UA Bank 401(k) Plan to (to the extent permitted by law), provide Emclaire and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the UA Bank 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Emclaire’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, UA Bank shall provide Emclaire with the final documentation evidencing that the actions contemplated herein have been effectuated.

(f)          Emclaire agrees to honor the management change in control severance agreements with Tom P. Smith, Benjamin A. Contrucci and Donna M. Ansbach, provided that the form of release to be executed by such executives pursuant to such agreements shall be in a form reasonably acceptable to Emclaire and provided that if any of the insurance benefits cannot be continued in-kind, Emclaire shall make a cash payment in lieu of such insurance benefits based on the amount of insurance premiums being paid as the date of termination of employment. In addition, Emclaire shall honor the terms of the UA Bank Director Plan set forth on UA Bank Disclosure Schedules 3.12(a) and 3.12(m).

(g)          Emclaire and UA Bank have agreed that it is advisable to pay retention bonuses to selected employees of UA Bank who become Continuing Employees and remain employees through a specified date, which retention bonuses shall not exceed $20,000 in the aggregate.

(h)          As of the Closing Date, Emclaire shall form a Pittsburgh Advisory Board comprised of three current members of the Board of Directors of UA Bank selected by Emclaire. The Pittsburgh Advisory Board shall be maintained for a period of not less than two years from the Effective Date. The Pittsburgh Advisory Board will assist management and the Board of Directors of Emclaire with business development efforts in the Pittsburgh market area after the Closing. Each member of the Pittsburgh Advisory Board will be paid a quarterly fee of $3,000 as a member of the Pittsburgh Advisory Board.

(i)          To the extent requested by Emclaire prior to the Closing Date, UA Bank shall cooperate in good faith with Emclaire to amend, freeze, terminate or modify any UA Bank Compensation and Benefit Plan not covered by subsections (c), (d) and (e) of this Section 6.08 in accordance with the terms of such plan or agreement and applicable law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. UA Bank shall provide Emclaire with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.08(i), as applicable, and give Emclaire a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by UA Bank), and prior to the Closing Date, UA Bank shall provide Emclaire with the final documentation evidencing that the actions contemplated herein have been effectuated.

Section 6.09         Directors and Officers Indemnification and Insurance.

(a)                      Emclaire shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of UA Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Emclaire, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of UA Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by UA Bank under Pennsylvania law and under UA Bank’s Articles of Incorporation and Bylaws. Emclaire shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by UA Bank under Pennsylvania law and under UA Bank’s Articles of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify Emclaire (but the failure so to notify Emclaire shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices Emclaire) and shall deliver to Emclaire the undertaking referred to in the previous sentence.

(b)          In the event that either Emclaire or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Emclaire shall assume the obligations set forth in this Section 6.09.

(c)          Emclaire shall maintain, or shall cause Farmers National to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of UA Bank (provided, that Emclaire may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of UA Bank) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Emclaire be required to expend pursuant to this Section 6.09 an aggregate amount to exceed $35,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Emclaire shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, UA Bank agrees in order for Emclaire to fulfill its agreement to provide directors and officers liability insurance policies for up to six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d)          The obligations of Emclaire provided under this Section 6.09 are intended to be enforceable against Emclaire directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Emclaire.

ARTICLE 7
REGULATORY AND OTHER MATTERS

Section 7.01         Regulatory Approvals.

The parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and Emclaire will make and cause Farmers National to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall Emclaire or Farmers National be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Emclaire or Farmers National of all or any material portion of the business or assets of UA Bank, (b) compel Emclaire or Farmers National to dispose of or hold separate all or any material portion of the business or assets of UA Bank, or (c) otherwise materially impair the value of UA Bank to Emclaire and Farmers National (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The parties will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. UA Bank shall have the right to review, and to consult with Emclaire and Farmers National on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Emclaire shall give UA Bank and its counsel the opportunity to review, and to consult with Emclaire and Farmers National on, each filing prior to its being filed with a Regulatory Authority and shall give UA Bank and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE 8
CLOSING CONDITIONS

Section 8.01         Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all parties prior to the Closing Date of the following conditions:

(a)          UA Bank Shareholder Approval. The UA Bank Shareholder Approval shall have been obtained.

(b)          Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)          Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Emclaire or UA Bank, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

Section 8.02         Conditions to the Obligations of Emclaire and Interim under this Agreement.

The obligations of Emclaire and Interim under this Agreement shall be further subject to the satisfaction or waiver by Emclaire and Interim of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a)          Representations and Warranties. Each of the representations and warranties of UA Bank set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of UA Bank that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and UA Bank shall have delivered to Emclaire a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and UA Bank as of the Effective Time.

(b)          Agreements and Covenants. UA Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Emclaire shall have received a certificate signed on behalf of UA Bank by the Chief Executive Officer and Chief Financial Officer of UA Bank to such effect dated as of the Closing Date.

(c)          Limitation on Dissenters’ Rights As of the Closing Date, the holders of no more than 10.0% of UA Bank Common Stock that is issued and outstanding shall have taken the actions required by the Banking Code and the PBCL to qualify their UA Bank Common Stock as Dissenting Shares.

(d)          Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the First Merger or the Second Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

(e)          Third Party Consents. The consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement shall have been received, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Emclaire (after giving effect to the consummation of the transactions contemplated hereby).

Section 8.03         Conditions to the Obligations of UA Bank under this Agreement.

The obligations of UA Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a)          Representations and Warranties. Each of the representations and warranties of Emclaire set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Emclaire that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Emclaire shall have delivered to UA Bank a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and Emclaire as of the Effective Time.

(b)          Agreements and Covenants. Emclaire and Interim shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and UA Bank shall have received a certificate signed on behalf of Emclaire by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c)          Payment of Merger Consideration. Emclaire shall have delivered the aggregate Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide UA Bank with a certificate evidencing such delivery.

ARTICLE 9
THE CLOSING

Section 9.01         Time and Place.

Subject to the provisions of Articles 9 and 10 hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of Emclaire, at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, N.W., Suite 100, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Emclaire and UA Bank mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02         Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Emclaire and UA Bank the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, Emclaire shall have delivered the Merger Consideration as set forth under Section 8.03 hereof.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

Section 10.01         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of UA Bank:

(a)          by the mutual written agreement of Emclaire and UA Bank;

(b)         by the Board of Directors of either Emclaire or UA Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c)          by the Board of Directors of either Emclaire or UA Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d)          by the Board of Directors of either Emclaire or UA Bank if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Emclaire and UA Bank; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)          by the Board of Directors of either Emclaire or UA Bank if (i) any Regulatory Authority has denied a requisite Regulatory Approval and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(e)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(f)          by the Board of Directors of either Emclaire or UA Bank, if the shareholders of UA Bank shall have voted at the UA Bank Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g)          by the Board of Directors of Emclaire, (i) if UA Bank shall have materially breached its obligations under Section 5.12 or 5.13 of this Agreement or (ii) if the UA Bank Board of Directors does not publicly recommend in the proxy statement for the UA Bank Shareholders Meeting that the UA Bank Shareholders approve and adopt this Agreement or if, after making the UA Bank Recommendation in the proxy statement for the UA Bank Shareholders Meeting, the UA Bank Board of Directors makes a UA Bank Subsequent Determination;

(h)          By the Board of Directors of Emclaire if UA Bank has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the Board of Directors of UA Bank has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or made a UA Bank Subsequent Determination in a manner adverse to Emclaire; or

(i)           By the Board of Directors of UA Bank, and subject to UA Bank’s compliance with Section 10.02(b), if UA Bank has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the Board of Directors of UA Bank has accepted such Superior Proposal.

Section 10.02         Effect of Termination.

(a)          In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including with respect to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach), 11.01, 11.02, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11, 11.14 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)          Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with Section 11.14.

(ii)          In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)        As a condition of Emclaire’s willingness, and in order to induce Emclaire, to enter into this Agreement, and to reimburse Emclaire for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, UA Bank hereby agrees to pay Emclaire, and Emclaire shall be entitled to payment of a fee of $600,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) business days after written demand for payment is made by Emclaire, following the occurrence of any of the events set forth below:

(A)         The termination of this Agreement by UA Bank pursuant to Section 10.01(i) or by Emclaire pursuant to Section 10.01(h); or

(B)         The entering into a definitive agreement by UA Bank relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving UA Bank within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Emclaire pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by UA Bank; or (ii) the failure of the shareholders of UA Bank to approve this Agreement after the public disclosure of an Acquisition Proposal; or

(C)         The termination of this Agreement by Emclaire pursuant to Section 10.01(g).

(iv)        The right to receive payment of the Termination Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Emclaire against UA Bank and its officers and directors with respect to a termination under Section 10.02(b)(iii)(A), (B) or (C).

(v)         Emclaire shall be reimbursed by UA Bank for all fees, costs and other expenses incurred by Emclaire in connection with enforcing its right to the Termination Fee.

(vi)        Nothing herein shall entitle Emclaire to be paid more than one Termination Fee.

Section 10.03       Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of UA Bank), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of UA Bank, there may not be, without re-obtaining the UA Bank Shareholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to UA Bank’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11
MISCELLANEOUS

Section 11.01         Confidentiality.

Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

Section 11.02         Public Announcements.

Emclaire and UA Bank shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither UA Bank nor Emclaire shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04         Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to Emclaire, Farmers National or Interim to:

William C. Marsh

Chairman, President and Chief Executive Officer

Emclaire Financial Corp

612 Main Street

Emlenton, Pennsylvania 16373

Fax: (724) 867-1007

with a copy to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

ATTN:   Raymond A. Tiernan, Esq.

Hugh T. Wilkinson, Esq.

Fax:        (202) 337-5502

(b) If to UA Bank to:

Tom P. Smith

President

United-American Savings Bank

1812 East Carson Street

Pittsburgh, Pennsylvania 15203

Fax:         (412) 431-1007

with a copy to:

Jones Walker LLP

1227 25th Street, N.W., Suite 200W

Washington, D.C. 20037

ATTN:    James C. Stewart, Esq.

Fax:         (202) 434-4661

or such other address as shall be furnished in writing by any party.

Section 11.05         Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.09 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. There is no restriction, agreement, promise, warranty, covenant or undertakings between the parties other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

Section 11.07         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09         Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10         Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11         Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Western District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Western District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 11.12         Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13         Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14         Expenses.

Whether or not the Mergers are consummated, except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 11.15         No Presumption Against Drafting Party.

Each of Emclaire and UA Bank acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EMCLAIRE FINANCIAL CORP

By:	/s/ William C. Marsh
William C. Marsh
Chairman, President and Chief Executive Officer

THE FARMERS NATIONAL BANK OF EMLENTON

By:	/s/ William C. Marsh
William C. Marsh
Chairman, President and Chief Executive Officer

UNITED-AMERICAN SAVINGS BANK

By:	/s/ Tom P. Smith
Tom P. Smith
President

Exhibit A

VOTING AND NON-SOLICITATION

AGREEMENT

VOTING AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of December 30, 2015, by and between _______________________, a shareholder (“Shareholder”) of United-American Savings Bank, a Pennsylvania chartered savings bank (“UA Bank”), and Emclaire Financial Corp, a Pennsylvania corporation (“Emclaire”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, Emclaire, its wholly owned subsidiary, The Farmers National Bank of Emlenton (“Farmers National”), and UA Bank are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which a to-be-formed interim national bank to be wholly owned by Farmers National will be merged with and into UA Bank (the “First Merger”) and UA Bank will then merge with and into Farmers National, all on the terms and conditions set forth therein, and in connection therewith each outstanding share of common stock, par value $0.01 per share, of UA Bank (“UA Bank Common Stock”) shall be converted into the right to receive $42.67 in cash;

WHEREAS, Annex I hereto sets forth all shares of UA Bank Common Stock over which the Shareholder has beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such shares, together with all shares of UA Bank Common Stock subsequently acquired by Shareholder during the term of this Agreement, including upon any exercise of outstanding options to acquire shares of UA Bank Common Stock, being referred to as the “Shares”); and

WHEREAS, in order to induce Emclaire to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of UA Bank and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.      Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of UA Bank, or in connection with any written consent of the shareholders of UA Bank at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of UA Bank, Shareholder shall:

(i)          appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)         vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of UA Bank, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of UA Bank.

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2.     No Transfers. From and after the date hereof through the receipt of UA Bank Shareholder Approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of UA Bank who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as Emclaire may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that UA Bank shall not be bound by any attempted sale of Shares, and UA Bank’s transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.

3.     Non-Solicitation; Nondisparagement.

A. Shareholder hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the first anniversary of the Closing Date (the “Restricted Period”), such Shareholder shall not within the Commonwealth of Pennsylvania, directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Emclaire’s prior written consent, solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of UA Bank) with any Person that is or was a customer of UA Bank during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the business of commercial, community or retail banking (the “Business”) or contracts related to the Business or interfere with or damage (or attempt to interfere with or damage) any relationship between Emclaire or its Affiliates (as defined below) and any such customers. The Shareholder further covenants and agrees that during the Restricted Period, such Shareholder shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of Emclaire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Emclaire or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of Emclaire or its Affiliates). For the purposes hereof, an “Affiliate” is defined as any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person or entity. For purposes of the foregoing, actions by publicly traded entities in which the Shareholder owns less than 2% of the outstanding shares will not be attributed to the Shareholder.

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B. The Shareholder further agrees and covenants that, during the Restricted Period, he will not make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of Emclaire, Farmers National or any of their Affiliates, any Disparaging (defined below) remarks, comments or statements concerning Emclaire, Farmers National or any of their Affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents. For the purposes of this provision, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this paragraph does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency.

4.     Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Emclaire as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

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5.   Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Emclaire if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Emclaire will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Emclaire has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Emclaire’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Emclaire shall have the right to inform any third party that Emclaire reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Emclaire hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Emclaire set forth in this Agreement may give rise to claims by Emclaire against such third party.

6.   Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate at the Effective Time of the First Merger or the earlier of (i) by the written mutual consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms; provided, however, that notwithstanding anything herein to the contrary, in the event that the Closing of the First Merger occurs, then the provisions of Section 3 of this Agreement shall survive until the end of the Restricted Period.

7.   Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.   Notices. Notices may be provided to Emclaire and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

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9.     Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of Shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of UA Bank or in any other fiduciary capacity, including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of UA Bank in any discussions or negotiations regarding, and making any determinations or recommendations with respect to, Sections 5.12 or 5.13 or Article IX of the Merger Agreement or as a fiduciary for the UA Bank Employee Stock Ownership Plan and Trust. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of UA Bank.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMCLAIRE FINANCIAL CORP

By:
	Name:	William C. Marsh
	Title:	Chairman, President and Chief Executive Officer

SHAREHOLDER

[Print	Name]

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ANNEX I

SHAREHOLDER AGREEMENT

	Shares of UA Bank Common Stock	UA Bank Options
Name and Address of Shareholder	Beneficially Owned (exclusive of unexercised options)	(currently exercisable)	(not currently exercisable)

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Exhibit B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Merger Agreement”) dated as of ____________ is made by and between United-American Savings Bank, a Pennsylvania chartered bank (“UA Bank”), and U-A Interim National Association (“Interim”) an interim national banking association and wholly owned subsidiary of The Farmers National Bank of Emlenton (“Farmers”).

RECITALS:

WHEREAS, UA Bank, Farmers and Farmers’ parent bank holding company, Emclaire Financial Corp (“Emclaire”), previously have entered into an Agreement and Plan of Merger, dated as of December __, 2015 (the “Plan”), providing for the merger of Interim with and into UA Bank (the “Merger’) and the subsequent merger of the surviving bank of the Merger (the “Surviving Bank”) with and into Farmers (the transactions to be effectuated pursuant to the Plan and this Agreement are referred to collectively as the “Reorganization”).

WHEREAS, the Plan and this Agreement have been approved by (i) more than a majority of the boards of directors of each of UA Bank and Interim, (ii) shareholders of UA Bank entitled to cast more than two-thirds of the votes which all shareholders are entitled to cast thereon, and (iii) Farmers as the sole shareholder of Interim; and

WHEREAS, the parties hereto desire to provide herein for the terms of the Merger of Interim with and into UA Bank in accordance with the terms of the Plan and this Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

Merger. At and on the Effective Time of the Merger (as defined below), Interim shall be merged with and into UA Bank with UA Bank as the Surviving Bank. Farmers shall be the owner of 100% of the outstanding common stock of the Surviving Bank.

Effective Time. The Merger will be subject to the receipt of all necessary approvals or non-objections from all requisite governmental and regulatory authorities, including the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), and will be effective as of the date and time of the filing of Articles of Merger with the Pennsylvania Department of State or the date and time as specified in such Articles of Merger or by the Department as the effective time of the Merger, as the case may be (the “Effective Time”).

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Conversion of UA Bank Common Stock and Interim Common Stock. As provided in Section 2.04 of the Plan, as of the Effective Time, each share of common stock, par value $0.01 per share, of UA Bank (“UA Bank Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters’ rights have been asserted and duly perfected in accordance with Section 1606 of the Pennsylvania Banking Code (“Dissenting Shares”) and (ii) held by UA Bank (including treasury shares) or Farmers or Emclaire other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Farmers, $42.67 in cash. At and after the Effective Time, each share of Interim common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of UA Bank common stock.

Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Bank shall be the articles of incorporation of UA Bank as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law.

Name. The name of the Surviving Bank shall be United-American Savings Bank.

Offices. The home office of the Surviving Bank shall be 1812 East Carson Street, Pittsburgh, Pennsylvania 15203.

Directors and Officers. The directors and officers of Interim immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank after the Effective Time. Interim has [_______] directors whose names and terms are as follows:

Name	Term Expires

Rights and Duties of the Surviving Bank. The business of the Surviving Bank shall be that of a Pennsylvania stock savings bank, as provided for in its charter. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Interim and UA Bank shall be automatically transferred to and vested in the Surviving Bank by virtue of such Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Interim and UA Bank, respectively. The Surviving Bank shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Interim and UA Bank, immediately prior to the Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Interim and UA Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Interim or UA Bank. Deposit accounts shall be deemed issued in the name of the Surviving Bank in accordance with applicable Department and FDIC regulations. All rights of creditors and other obligees and all liens on property of either Interim or UA Bank shall be preserved, shall be assumed by the Surviving Bank and shall not be released or impaired. The shareholder of the Surviving Bank shall possess all the voting rights with respect to the shares of stock of the Surviving Bank.

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Other Terms. All terms used in this Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Reorganization.

IN WITNESS WHEREOF, UA Bank and Interim have caused this Agreement to be executed as of the date first above written.

ATTEST:	UNITED-AMERICAN SAVINGS BANK

By:
Secretary		Tom P. Smith
President

ATTEST:	U-A INTERIM NATIONAL ASSOCIATION

By:
Secretary		William C. Marsh
President and Chief Executive Officer

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Approval is hereby granted by the Department of Banking and Securities for the merger of U-A Interim National Association, Emlenton, Pennsylvania with and into United-American Savings Bank, Pittsburgh, Pennsylvania, this _______ day of _________, 2016, to be effective as of _________ _.m.